PROSPECTUS SUPPLEMENT	REGISTRATION NO. 333-95807
(To Prospectus dated March 15, 2011)	Filed Pursuant to Rule 424(b)(3)

1,000,000,000 Depositary Receipts
Telecom HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated March 15, 2011 relating to the sale of up to 1,000,000,000 depositary receipts by the Telecom HOLDRS (SM) Trust.

The share amounts specified in the table in the “Highlights of Telecom HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company	Ticker	Share Amounts	Primary Trading Market
AT&T Inc.	T	50.7721	NYSE
BCE Inc.	BCE	4.5750	NYSE
CenturyLink, Inc.1	CTL	4.2869	NYSE
Cincinnati Bell Inc.	CBB	2.0000	NYSE
Frontier Communications Corporation	FTR	5.2232	NYSE
Level 3 Communications, Inc.	LVLT	3.0000	NASDAQ GS
Telephone and Data Systems, Inc. Special Common Shares ‘TDS’	TDS.S	1.0000	NYSE
Sprint Nextel Corporation	S	16.6050	NYSE
Telephone and Data Systems, Inc.	TDS	1.0000	NYSE
Verizon Communications Inc.	VZ	21.7600	NYSE
Windstream Corporation	WIN	2.0679	NASDAQ GS

(1) On April 1, 2011, the merger of Qwest Communications International Inc. and CenturyLink, Inc. became effective.  As a result, Qwest Communications International Inc. will no longer be an underlying constituent of the Telecom HOLDRS Trust.  In connection with the merger, Qwest Communications International Inc. shareholders will receive 0.1664 of a share of CenturyLink, Inc. for each share of Qwest Communications International Inc.  The Bank of New York Mellon will receive 2.149435392 shares of CenturyLink, Inc. for the 12.91728 shares of Qwest Communications International Inc. per 100 share round-lot of Telecom HOLDRS.  As a result, effective April 1, 2011, 4.28687878798 shares of CenturyLink, Inc. will be required for creations/cancellations per 100 share round-lot of Telecom HOLDRS.

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is April 7, 2011.